Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

E COM VENTURES, INC.

On January 26, 2000, the Board of Directors and shareholders of E Com Ventures, Inc. (the “Corporation”), duly adopted the following amended and restated articles of incorporation pursuant to the provisions of Sections 607.1003 and 607.1007 of the Florida Business Corporation Act, and adopted and elected that this amendment and restatement shall be effective on February 1, 2000:

ARTICLE I

Name

The name of the corporation is E Com Ventures, Inc. (hereinafter called the “Corporation”).

ARTICLE II

Principal Office

The address of the principal office and the mailing address of the Corporation is 11701 N.W. 101st Road, Miami, Florida 33178.

ARTICLE III

Capital Stock

The aggregate number of shares of all classes of capital stock that the Corporation shall have authority to issue is twenty six million (26,000,000) shares, consisting of (i) twenty five million (25,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) one million (1,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The designations and the preferences, limitations and relative rights of the Preferred Stock and the Common Stock are as follows:

A.	Provisions Relating to the Preferred Stock.

1. General. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, rights, qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as hereinafter prescribed.

2. Preferences. Subject to the rights of the holders of the Corporation’s Common Stock, as set forth in Section B of this Article III, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

(b) the number of shares to constitute the class or series and the designations thereof;

(c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(d) whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

(e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(f) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preferences to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(h) whether or not the shares or any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution, adding to such class or series authorized and unissued shares of Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class, or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

B.	Provisions Relating to the Common Stock.

1. Voting Rights. Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of the Preferred Stock, as hereinabove provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

2. Dividends. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

3. Liquidating Distributions. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

ARTICLE IV

Directors

The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation’s Bylaws.

ARTICLE V

Indemnification

This Corporation shall indemnify and may advance expenses on behalf of its officers and directors to the fullest extent not prohibited by any law in existence either now or hereafter.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on the 28th day of January 2000.

E COM VENTURES, INC.

By:	/s/ Ilia Lekach
Ilia Lekach, Chairman of the Board and Chief Executive Officer

ARTICLES OF AMENDMENT

TO

THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

E COM VENTURES, INC.

Pursuant to the provisions of Section 607.10025 of the Florida Business Corporation Act (the “Act”), the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

1. The name of the corporation is E COM VENTURES, INC. (the “Corporation”), Charter #P00000007850, filed on January 25, 2000.

2. This Amendment to the Amended and Restated Articles of Incorporation is effective as of March 21, 2002 (the “Effective Date”).

3. The following Amendment to the Amended and Restated Articles of Incorporation was adopted by the Board of Directors of the Corporation on February 20, 2002 in the manner prescribed by Section 607.0821 of the Act and shareholder action was not required:

RESOLVED, that the Corporation’s Amended and Restated Articles of Incorporation shall be amended by deleting the first paragraph of Article III and replacing such paragraph with the following:

“The aggregate number of shares of all classes of capital stock that the Corporation shall have authority to issue is seven million two hundred fifty thousand (7,250,000) shares, consisting of (i) six million two hundred fifty thousand (6,250,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) one million (1,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

4. Prior to the effective time of this Amendment, the aggregate number of shares of authorized Common Stock of the Corporation consisted of 25,000,000 shares of Common Stock, par value $0.01 per share. On February 20, 2002, the Board of Directors of the Corporation approved a 1-for-4 reverse stock split of the Corporation’s Common Stock. All shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Date shall be and are by this means automatically changed (without further act) into a number of fully paid and nonassessable shares of Common Stock determined by dividing (i) 8,831,013, the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Date, by (ii) four (4). The number of shares of Common Stock of the Corporation authorized for issuance, immediately prior to the Effective Date shall be and are by this means automatically changed (without further act) into a number of fully paid and nonassessable shares of Common Stock determined by dividing (i) 25,000,000, the total number of shares of Common Stock authorized for issuance immediately prior to the Effective Date by (ii) four (4). The following change shall constitute a one-for-four reverse stock split and shall result in an aggregate of 6,250,000 shares of Common Stock authorized for issuance and approximately 2,207,754 shares of Common Stock issued and outstanding. Shareholders who would receive fractional shares shall receive the next highest whole number of shares of the Corporation.

5. This Amendment does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division.

6. Except as hereby amended, the Amended and Restated Articles of Incorporation of the Corporation shall remain the same.

IN WITNESS WHEREOF, the undersigned being the Chairman and Chief Executive Officer of the Corporation, has executed these Articles of Amendment to Amended and Restated Articles of Incorporation of E COM VENTURES, INC. this 19th day of March, 2002.

E COM VENTURES, INC.,
a Florida corporation

By:	/s/ Ilia Lekach
Ilia Lekach, Chairman and Chief Executive Officer

2

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

E COM VENTURES, INC.

a Florida corporation

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the Amended and Restated Articles of Incorporation of E Com Ventures, Inc. (the “Corporation”) are hereby amended as follows:

1. The first paragraph of Article III of the Amended and Restated Articles of Incorporation is hereby amended to provide the following:

The aggregate number of shares of all classes of capital stock that the Corporation shall have authority to issue is twenty-one million (21,000,000) shares, consisting of (i) twenty million (20,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) one million (1,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Except as hereby amended, the Amended and Restated Articles of Incorporation of the Corporation shall remain the same.

2. The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was recommended by the Board of Directors of the Corporation and submitted to the shareholders of the Corporation for approval at the special meeting of the shareholders of the Corporation, held on August 8, 2008. The amendment to the Amended and Restated Articles of Incorporation of the Corporation was approved by the shareholders of the Corporation, with the number of votes cast for the amendment being sufficient for approval in accordance with the applicable provisions of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment to the Amended and Restated Articles of Incorporation as of this 8th day of August, 2008.

/s/ Michael W. Katz
Michael W. Katz
President

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

E COM VENTURES, INC.

a Florida corporation

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the Amended and Restated Articles of Incorporation of E Com Ventures, Inc. (the “Corporation”) are hereby amended as follows:

1. Article I of the Amended and Restated Articles of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following:

The name of the Corporation is “Perfumania Holdings, Inc.”

2. The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was recommended by the Board of Directors of the Corporation and submitted to the shareholders of the Corporation for approval at the special meeting of the shareholders of the Corporation, held on August 8, 2008. The amendment to the Amended and Restated Articles of Incorporation of the Corporation was approved by the shareholders of the Corporation, with the number of votes cast for the amendment being sufficient for approval in accordance with the applicable provisions of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment to the Amended and Restated Articles of Incorporation as of this 8th day of August, 2008.

/s/ Michael W. Katz
Michael W. Katz
President